 TRANSITION EMPLOYMENT AGREEMENT

This Transition Employment Agreement (hereafter this “Agreement”), dated as of July 4, 2008, is hereby entered into by and between Keith Monda (the “Executive”), and Coach, Inc., a Maryland corporation (together with its subsidiaries and affiliates, the “Company”).

WHEREAS, the Executive has been an employee of the Company prior to the execution of this agreement but has informed the Company of his intention to leave his full-time employment with the Company;

WHEREAS, the Company wishes to engage the Executive on a part-time basis and to ensure that the Executive adheres to certain restrictive covenants in his employee stock option agreements and to extend the scope and duration of these covenants in exchange for additional consideration to the Executive;

THEREFORE, in exchange for the good and valuable consideration set forth herein, the adequacy of which is specifically acknowledged, the Executive and Company hereby agree as follows:

1.  Transition of Employment.

(a)  The Executive shall resign his full-time employment with the Company, effective July 4, 2008 (the “Transition Date”). Effective as of the end of business on the Transition Date, Executive’s status shall convert to that of a part-time employee, and he shall no longer serve as an Executive Officer of the Company. Notwithstanding anything contained herein to the contrary, after the Transition Date, the Executive shall remain a Director of the Board of Directors of Coach (the “Board”). The Executive, however, will not be deemed an Outside Director and shall not receive additional compensation for such service to the Board. From the Transition Date until August 31, 2009 (the “Term”), the Executive’s employment with the Company shall be governed by this Agreement. The Executive’s job duties shall consist of consulting on an as-needed basis to Lew Frankfort, Coach’s Chairman and Chief Executive Officer, or such other corporate officer(s) as Mr. Frankfort shall designate. As consideration for the services the Executive performs during the Term, the Executive shall receive a salary for these services of $14,819 per month.

The Executive is a party to an Employment Agreement, dated June 1, 2003 and amended by Letter Agreement, dated August 22, 2005 (collectively, the “Employment Agreement”). All terms not otherwise defined herein shall have the meaning set forth in the Employment Agreement. Upon the Transition Date, the Employment Agreement shall be deemed null and void except as provided for in this Agreement. Additionally, upon the Transition Date, Executive’s Extension Options shall be cancelled. As consideration for the services the Executive performs during the Term, the Executive shall remain eligible to receive continued vesting of all other stock options and restricted stock units during the period of his part-time employment, except for the Extension Options. Executive agrees that during the Term he shall not defer any compensation pursuant to Coach’s retirement or supplemental retirement plans for purposes of accruing additional benefits. This Agreement shall not effect the retirement benefits previously earned by the Executive (which includes, but is not limited to, all company matching and profit-sharing contributions with respect to fiscal year 2008 under Coach’s Savings and Profit Sharing Plan and Supplemental Retirement Plan, whether paid prior to or after the Transition Date). For the avoidance of doubt, the parties acknowledge and agree that, notwithstanding any provision of this Agreement, the Executive’s rights pursuant to Section 13 of the Employment Agreement shall survive in accordance with the terms thereof. Other than bonuses earned for fiscal year 2008, Executive shall not receive any bonus (including the make-whole special retirement bonus) for his part-time employment. Executive’s part-time employment shall terminate on the completion of the Term, or immediately upon Executive’s violation of any of the covenants set forth in this Agreement or by written agreement between Executive and Coach (either a “Termination Date”).

(b)  During the Term, as an active employee, the Executive shall continue to participate in the Company’s group medical, dental, vision, long-term disability and executive life insurance plans. For the avoidance of doubt, any payments due during the Term with respect to the Executive’s coverage under the executive life insurance plan, including the December 2008 payment, shall be paid by the Company. Following the Termination Date, Executive shall continue to participate in the Company’s group medical plan through the date he becomes eligible for Medicare. The premium charged after the Transition Date shall be the same rate charged to other employees of the Company for similar coverage. After the Termination Date, participation in the medical plan will be on an after-tax basis and Executive shall make payment by check to the Company at the higher of (i) the same rate charged to other employees of the Company for similar coverage or (ii) the same rate charged other participants of any executive retiree medical plan then maintained by the Company. Executive acknowledges that he has received and read the summary plan description for the plan. Notwithstanding the foregoing, should the Company implement a Medicare supplement plan for retired employees or any other post-termination medical plan for executives subsequent to the Termination Date, Executive shall be considered eligible for such plan.

(c)  Notwithstanding anything to the contrary in the Coach Supplemental Retirement Plan, the Executive’s vested account balance under such plan shall be distributed to the Executive on March 1, 2010.

(d)  Executive shall retain his leased automobile during the period of his part-time employment, and the Company shall continue to provide insurance coverage on the automobile. Following the Termination Date, Executive may purchase his leased automobile or return it to the Company.

(e)  The Company shall reimburse the Executive for his travel expenses incurred in accordance with the Company’s Travel and Entertainment Policy and for other reasonable and documented out-of-pocket expenses incurred in performing his duties under this Agreement. Executive shall retain his Company-provided cell phone, Blackberry and Portal access card for use during the term of his part-time employment.

(f)  Notwithstanding any other provision of this Section 1, all reimbursement of expenses pursuant to this Section 1 shall be made in accordance with the terms of Section 7(c).

2.  Stock Options and Restricted Stock Units.

(a)  Subject to the Executive’s compliance with Section 2(b) of this Agreement, Stock Options (other than the Extension Options) held by the Executive (the “Options”) and Restricted Stock Units (“RSUs”) shall continue to vest during and subsequent to the period of the Executive’s part-time employment. The Company acknowledges that the Executive has achieved retirement status and all existing Options shall continue to vest according to their terms regardless of Executive’s status under this Agreement.

(b)  Executive shall be permitted to exercise vested Options and/or sell the shares underlying those Options. Notwithstanding anything contained in this Agreement to the contrary, if Executive engages in any activity prohibited by Section 3 below (collectively, “Prohibited Conduct”) during the Non-Compete Period (as defined below), then (i) Executive’s unexercised stock options and RSUs shall be forfeited automatically on the date on which Executive first engaged in such Prohibited Conduct, and (ii) Executive shall pay to the Company in cash any Financial Gain (as defined in the applicable Option or RSU grant agreement) Executive realized from exercising all or a portion of Executive’s stock options or RSUs within the six (6) month period immediately preceding such Prohibited Conduct.

(c)  The Executive agrees that after the Transition Date and until the Termination Date, he will not engage in any “stock swap” exercises of Coach stock options, and that if he does so the Company shall be permitted to cancel any restoration stock options he receives in such transactions.

(d)  In the event of any conflict between (i) the Option Plan and/or any grant agreement relating to any Option or (ii) and RSU grant agreement, on one hand, and this Agreement, on the other hand, this Agreement shall control.

(e)  Provided the Executive is not in material breach of this Agreement, he shall receive (i) the full benefit of RSUs vesting prior to the Termination Date and (ii) the pro rata benefit as of the Termination Date of any RSUs vesting after the Termination Date, which shall be distributed on the date such RSUs would have otherwise been issued to the Executive pursuant to the terms of the applicable RSU grant agreement.

3.  Non-Compete; Non-Solicitation; Confidentiality; etc. In exchange for the payments and other benefits set forth in this Agreement, which the Executive acknowledges is good, valuable and sufficient consideration for the covenants set forth in this Section 3, the parties agree as follows:

(a)  During the period beginning on the Transition Date and ending on August 10, 2010 (the “Non-Compete Period”), the Executive will comply with the provisions of Section 9(a) of the Employment Agreement. The Executive acknowledges that compliance with this Paragraph 3(a) is necessary to protect the business and good will of the Company and that a breach of any of these provisions will irreparably and continually damage the Company, for which money damages may not be adequate.

(b)  During the Non-Compete Period, the Executive will not (and will not permit any employee in his chain of command employed at a level equivalent to a director level employee of the Company or above) directly or indirectly, hire, recruit or otherwise solicit or induce any employee, consultant, director, wholesale customer, vendor, supplier, lessor or lessee of the Company to terminate its employment or arrangement with the Company, or, for employees only, establish any relationship with the Executive or employees in his chain of command for any business purpose.

(c)  Except as required in the good faith opinion of the Executive in connection with the performance of the Executive’s duties hereunder, the Executive shall maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company (or which the Company has a right to use), including, without limitation, confidential or proprietary information with respect to the Company’s operations, processes, systems, access codes or passwords, security protocols, databases, products, inventions, business practices, finances, principals, vendors, suppliers, customers (including credit card information or other customer private information), potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees, other terms of employment or employee confidential information, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company). For purposes of this Agreement, confidential or proprietary information shall not include information which is or becomes generally available to the public other than by breach of this Agreement.

(d)  The Executive agrees that, upon the Termination Date, he will deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, electronically stored data, computer equipment or software, access codes or disks and instructional manuals or any other documents concerning the Company’s customers, business plans, sourcing and operations, marketing strategies, products or processes and/or which contain proprietary information or trade secrets; provided that the Executive may retain his rolodex, address book and similar information and any non-proprietary documents he received as a director.

(e)  Notwithstanding Section 3(c), the Executive may respond to a lawful and valid subpoena or other legal process or other government or regulatory inquiry but shall give the Company prompt notice thereof (except to the extent legally prohibited), and shall, as much in advance of the return date as is reasonably practicable, make available to the Company and its counsel copies of any documents sought which are in the Executive’s possession or to which the Executive otherwise has reasonable access. In addition, the Executive shall reasonably cooperate with and assist the Company and its counsel at any time and in any manner reasonably requested by the Company or its counsel (with due regard for the Executive’s other commitments if he is not employed by the Company) in connection with any litigation or other legal process affecting the Company of which the Executive has knowledge as a result of his employment with the Company (other than any litigation with respect to this Agreement). In the event of such requested cooperation, the Company shall reimburse the Executive’s reasonable out of pocket expenses.

(f)  The Executive agrees that if he does not return all Company property or reimburse the Company for all personal expenses charged to the Company within 30 days after the later of (i) the Termination Date and (ii) notification to the Executive, then the Company may reconcile or set off the value of the property or the amount of the personal charges against any Sale Proceeds to be paid to the Executive or other amount due hereunder, or against any amounts due to the Executive under any Company non-qualified plans except to the extent that an offset of any such amounts due to the Executive under any Company non-qualified plans would cause such amounts to not comply with Section 409A. For purposes of this paragraph, the value of any Company property shall be determined by the Company in its sole discretion.

(g)  Each of the parties agrees that it will not disparage or denigrate to any person any aspect of his or its past relationship with the other, nor the character of the other or the other’s agents, representatives, products, or operating methods, whether past, present, or future, and whether or not based on or with reference to their past relationship; provided, however, that this paragraph shall have no application to any evidence or testimony requested of either party hereto by any court or government agency. In the event any government agency or any of the Company’s present or future labor unions, adverse parties in actual or potential litigation, suppliers, service providers, employees or customers initiate communications with the Executive that relate to the Company’s business, the Executive agrees that he will inform any such persons, consistent with this paragraph, of his change in status and direct such persons to an appropriate officer or current full-time employee of the Company.

4.  Release of Claims by the Executive.

(a)  The Executive agrees for the Executive, the Executive’s spouse and child or children (if any), the Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, hereby forever to release, discharge, and covenant not to sue the Company or any of its past, present, or future parent, affiliated, related, and/or subsidiary entities, and all of their past and present directors, shareholders, officers, general or limited partners, employees, agents, and attorneys, and agents and representatives of such entities, and employee benefit plans in which the Executive is or has been a participant by virtue of his employment with the Company, from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, which the Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the Transition Date (or, with respect to claims of disparagement, arising or occurring on or prior to the date this Agreement is executed), arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever, (i) the Executive’s employment with the Company or the termination thereof or (ii) the Executive’s status at any time as a holder of any securities of the Company, and any and all claims arising under federal, state, or local laws relating to employment, or securities, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Securities Act of 1933, the Securities Exchange Act of 1934, and similar state or local statutes, ordinances, and regulations, provided, however, notwithstanding anything to the contrary set forth herein, that this General Release shall not extend to (x) benefit claims under employee pension benefit plans in which the Executive is a participant by virtue of his employment with the Company or to benefit claims under employee welfare benefit plans for occurrences (e.g., medical care, death, or onset of disability) arising after the execution of this Agreement by the Executive, (y) any obligation assumed under this Agreement by any party hereto and (z) any right to indemnification to which the Executive is entitled under Section 13 of the Employment Agreement with respect to director and officer liability insurance coverage.

(b)  THE EXECUTIVE UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF CLAIMS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. THE EXECUTIVE UNDERSTANDS AND WARRANTS THAT HE HAS BEEN GIVEN A PERIOD OF TWENTY-ONE (21) DAYS TO REVIEW AND CONSIDER THIS AGREEMENT. THE EXECUTIVE IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THE AGREEMENT. BY HIS SIGNATURE BELOW, THE EXECUTIVE WARRANTS THAT HE HAS HAD THE OPPORTUNITY TO DO SO AND TO BE FULLY AND FAIRLY ADVISED BY THAT LEGAL COUNSEL AS TO THE TERMS OF THE AGREEMENT. THE EXECUTIVE FURTHER WARRANTS THAT HE UNDERSTANDS THAT HE MAY USE AS MUCH OR ALL OF HIS 21-DAY PERIOD AS HE WISHES BEFORE SIGNING, AND WARRANTS THAT HE HAS DONE SO. THE EXECUTIVE FURTHER WARRANTS THAT HE UNDERSTANDS THAT HE HAS SEVEN (7) DAYS AFTER SIGNING THIS AGREEMENT TO REVOKE THE AGREEMENT BY NOTICE IN WRITING TO GENERAL COUNSEL, C/O COACH, 516 WEST 34TH STREET, NEW YORK, NY 10001. THIS AGREEMENT SHALL BE BINDING, EFFECTIVE, AND ENFORCEABLE UPON BOTH PARTIES UPON THE EXPIRATION OF THIS SEVEN-DAY REVOCATION PERIOD WITHOUT THE COMPANY’S GENERAL COUNSEL HAVING RECEIVED SUCH REVOCATION, BUT NOT BEFORE SUCH TIME.

5.  Condition on Certain Obligations of the Company; Further Assurances.

(a)  The Executive agrees that the Company is likely to suffer adverse financial and/or employee relations consequences in the event any of the above confidentiality or non-disparagement provisions is breached and that the Executive’s agreement to each is a material portion of the consideration received by the Company hereunder. The Executive therefore agrees that in the event the Executive commits such breach, the Company shall have all rights and remedies under law or equity including, without limitation, the right upon discovery of such breach to obtain an injunction against any further breaches. This paragraph is not intended to limit any other remedies, in damages or otherwise, that may be available to the Company for such breach. For the avoidance of doubt, this paragraph does not apply to Executive’s obligations under Sections 3(a) and 3(b) above, for which the Company does not claim a right to injunctive relief.

(b)  The Company and the Executive agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the terms of this Agreement.

6.  Taxes. To the extent any taxes may be due on the payments made to the Executive provided in this Agreement beyond any required to be withheld by the Company, the Executive agrees to pay them himself and to indemnify and hold the Company and other entities released by the Executive herein harmless for any tax claims or penalties resulting from such payments. The Executive further agrees to provide any and all information pertaining to the Executive upon request as reasonably necessary for the Company and other entities released herein to comply with applicable tax laws. The Executive shall make payments by check to the Company for any taxes due on calendar year 2008 or 2009 imputed income (including, but not limited to, imputed income from life insurance and automobile lease premiums paid by the Company).

7.  Section 409A.

(a)  General. “Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder would otherwise be taxable to the Executive under Section 409A, the Company may, provided it reasonably determines that any such amendments are likely to be effective, adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (i) exempt the compensation and benefits payable hereunder from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided hereunder or (ii) comply with the requirements of Section 409A and thereby avoid the application of penalty taxes under such Section.

(b)  Separation from Service. Notwithstanding any provision to the contrary in this Agreement, if the Company determines that the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, which shall be determined as of the time of his separation from service in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Section 1.409A-1(i) of the Department of Treasury Regulations), to the extent the Company determines that delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A of the Code) or (ii) the date of the Executive’s death. Upon the earlier of such dates, any payments deferred pursuant to this Section 7(b) shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. For purposes of Section 409A, the Executive’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. The parties acknowledge and agree that each payment made before the fifteenth day of the third month after the later of the end of the (x) calendar year, or (y) fiscal year, in which the Transition Date occurs shall be treated as a short term deferral for purposes of Section 409A to the extent such payment is deemed not to be consideration for services during the Term.

(c)  Expense Reimbursement. The reimbursement of any expense hereunder shall be made no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year.

8.  Severability. Except as otherwise specified below, should any portion of this Agreement be found void or unenforceable for any reason by a court of competent jurisdiction, the court should attempt to limit or otherwise modify such provision so as to make it enforceable, and if such portion cannot be modified to be enforceable, the unenforceable portion shall be deemed severed from the remaining portions of this Agreement, which shall otherwise remain in full force and effect. If any portion of this Agreement is so found to be void or unenforceable for any reason in regard to any one or more persons, entities, or subject matters, such portion shall remain in full force and effect with respect to all other persons, entities, and subject matters. This paragraph shall not operate, however, to sever either party’s obligation to provide the binding release to all entities intended to be released hereunder. In the event the Executive should in the future contend that the Executive’s release of claims is for any reason void, imperfect, or incomplete, the Executive may not pursue any claim against the Company (or any other party intended to be released herein) to establish the invalidity of the release or premised (in whole or in part) on the invalidity of the release before or without repaying to the Company the full amount of such cash payments he has received, less the reasonable value of services actually provided pursuant to this Agreement, and applicable statutes of limitations shall be deemed to run in regard to the Executive’s claims without regard to the parties’ entry into this Agreement.

9.  Entire Agreement. Except as otherwise noted herein, this Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby. This Agreement supersedes and replaces any prior agreement with respect to employment, compensation continuation and the matters contained in this Agreement, which Executive may have had with the Company, including, without limitation, the Employment Agreement.

10.  Applicable Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the state of New York, without reference to the principles of conflicts of law of New York or any other jurisdiction, and where applicable, the laws of the United States.

11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

12. Successors and Assigns. This Agreement is binding upon and will inure to the benefit of the parties hereto and each of their respective parents, subsidiaries and affiliated companies, successors and assigns.

13. Executive’s Understanding. Executive acknowledges by signing this Agreement that Executive has read and understands this Agreement, that Executive has conferred with or had opportunity to confer with Executive’s attorney regarding the terms and meaning of this Agreement, that Executive has had sufficient time to consider the terms provided for in this Agreement, that no representatives or inducements have been made to Executive except as set forth in this Agreement, and that Executive has signed the same knowingly and voluntarily.

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[signature page follows]

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing on the dates shown below.

KEITH MONDA:

________________________

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COACH, INC.

By: ________________________
Lew Frankfort
Chairman, Chief Executive Officer

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